Exhibit 99.1

SYSTEMAX INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

PORT WASHINGTON, NY, April 30, 2009 — Systemax Inc. (NYSE: SYX) today announced that Ann R. Leven will be retiring from her position on the Company’s Board of Directors effective June 12, 2009, the date of the Company’s annual stockholders’ meeting.  Marie Adler-Kravecas has been nominated for election to the Board of Directors effective June 12, 2009 and, if elected, will serve on the Company’s Audit, Compensation and Nominating and Governance committees.

Richard Leeds, Chairman and Chief Executive Officer of Systemax, commented "We would like to thank Ann for her eight years of dedicated service to Systemax. Her many contributions were integral to the significant growth that Systemax achieved during this period. We wish her the best in her future endeavors.”

Mr. Leeds continued, “Marie is a valuable addition to Systemax’s Board of Directors. She is an industry veteran in direct marketing, with more than 25 years of hands-on operating experience. She will be a vital resource to senior management as we continue to execute on our growth strategy across the business. We look forward to her future contributions and welcome her to the Board.”

Ms. Adler-Kravecas possesses over 25 years of direct marketing industry experience. She was most recently President and founder of Wellconnected, a consumer direct marketing company for affordable personalized gift items. Prior to that, she was at Myron Corporation, an international business-to-business direct marketing company. During the last five years of her tenure she served as President of the company and was responsible for assembling a high-performance management team which allowed Myron to successfully enter international markets in Europe, Asia and Australia. In addition, she was instrumental in opening the company’s manufacturing plants in both the UK and Shenzhen, China. Ms. Adler-Kravecas is a board member of Children’s Aid and Family Service.

About Systemax Inc.
Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through  branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial. It also manufactures and sells computers and accessories under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based application for multichannel direct marketing companies.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

CONTACTS:
Investors/ Media
Denise Roche / Bill Douglass
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
douglass@braincomm.com